SERVICES AGREEMENT

terremark

Licensee

Licensee:	**Data Pangea LLC**	Contact Name:	**Lou Rosen**
Address:	**2516 NW 19th Street**	E-Mail:	**mailto:lou@keystonewire.com**
	Pompano Beach, FL 33069	Phone:	**(954) 270-0711**
Effective Date:	**April 5, 2012**	Facsimile:	**(954) 977-9603**

This agreement, including all Service Orders, Orders, Exchange Point Registration Forms, RFI Responses, and Appendices (this "Agreement") sets out the rules for colocating equipment, connecting to the Terremark Peering fabric and ordering Managed and Professional Services. The Agreement consists of the License, Administrative and Technical Requirements (the "Requirements") set out below, and all fully executed Exchange Point Registration Forms (defined below), Service Orders (defined below) and Orders (defined below).

Any references in the Agreement to:

1. "Connection" means a network connection from your telecommunications equipment to our telecommunications equipment, which, in turn, are connected to the telecommunications equipment of other Customers;

2. "Customer" means any other person who has agreed to the Registration Requirements by signing and submitting a completed Service Order, and whom we have registered as a Customer of the Terremark Facility;

3. "Equipment Space" means the place designated by us at which you will install your equipment;

4. "Exchange Point Registration Form" means the form attached to the RFI that has been completed with contact and peering information;

5. "Initial Prepaid Fees" means the non-recurring fees detailed on your initial Service Order;

6. "Licensee", "you," "your" and/or "yours" means the person who is requesting a Connection by submitting a signed and completed Service Order;

7."Managed and Professional Services" means all managed, professional or value added services of any kind at any time, and from time to time, offered by us, including but not limited to those Services, and applicable Service Level Agreements. Managed and Professional Services do not include our Exchange Point, Colocation and Power Services, our standard non-recurring charges for provisioning Services, or any materials used in provisioning the Services (which will be billed separately, as used, at our then current cost for materials plus 30%);

8. "Order" means a telephone, or in written (via email, facsimile or original signed documents) request by you to subscribe to Managed and Professional Services pursuant to this Agreement. To ensure accuracy, we encourage you to place all request for Services in writing via Service Orders, or to confirm all verbal Orders in writing within 24 hours;

9. "RFI" means the Request for Information that we send to you after you have executed a Service Order, requesting, among other items: your engineering, network and billing contacts, and the detailed engineering requirements for your deployment;

10. "RFI Response" means the information you submit to us in response to the RFI;

11. "Service Order" means the order form attached to this Agreement setting out the services that, once signed by you and if accepted by us, we would provide to you in accordance with this Agreement;

12. "Services" are defined as all Exchange Point Services, Colocation Services, Power Services and Managed and Professional Services that we provide to you under this Agreement;

13. "Terremark", "we," "us" and/or "our" means Terremark North America, Inc., a Florida corporation and subsidiary of Terremark Worldwide, Inc., with its principal place of business at One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, FL, 33131;

14. "Terremark Facility" means the network access point identified in the Service Order.

OUR RESPONSIBILITIES

We will provide you with the Services that you have requested in the Service Order, at the fees for such Services listed on the Service Order. We agree that for the term of the Service Order we will not change the fees that you pay for the Services you have chosen other than pass through increases for power services pursuant to Section C.3 below.

If you have paid the Initial Prepaid Fees pursuant to Section B.6, we will provide:

- Cabinet Customers with (i) a designated cabinet, (ii) the power circuits you have requested on your Service Order, (iii) the Intra-facility cabling ("IFC") you have requested on your Service Order to connect your Equipment Space to our Meet Point Room ("MPR");
- Cage Customers with (i) a cage made from our standard cage material with a key lock door, (ii) the power circuits you have requested on your Service Order, and (iii) the IFC you have requested on your Service Order to connect your Equipment Space to our MPR; and
- Exchange Point or Managed Router Services Customers, allocated port(s) in our equipment and cables necessary to connect your Equipment in your Equipment Space to our Exchange Point fabric or Managed Router Service

Service Orders fees will be due and invoiced pursuant to Section B.6 below.

YOUR RESPONSIBILITIES

By filing a Service Order with us, you represent to us that you understand and agree that:

i. If you have chosen Exchange Point Services, you are requesting the right to establish a Connection;

ii. If you have chosen Colocation Services, you are requesting that we assign you Equipment Space at the Terremark Facility;

iii. You have read, understood and agree to govern yourself by the Requirements;

iv. You will pay all undisputed fees when due pursuant to Section B.6 below;

v. We may revise or amend the Requirements from time to time, as we deem necessary, provided that the Requirements will not unreasonably interfere with the operation of your telecommunications network;

vi. If you place a telephone Order with us or provide any instructions to us via telephone, you agree that our telephone call logs constitute full and conclusive proof of the content of your Order;

vii. If we do revise or amend the Requirements, we will advise you by sending the revised Requirements to your contact email 5 business days before the revision or amendment becomes effective;

viii. If we are instituting the revision or amendment in good faith to correct a problem that materially affects our ability to operate the

Terremark Initials *CM* Licensee Initials *TR*

Terremark facility, or materially impairs our Customers' ability to operate their network when connected to the Terremark facility, (a "Critical Change") then you agree to comply with the Critical Change, and you may terminate this Agreement at the conclusion of the outstanding Service Order(s), or terminate the Service Order immediately, without cause pursuant to Section B.8 of the Requirements;

ix. If the Critical Change materially impairs your ability to operate your network, and, after working together in good faith, the Parties cannot develop a Critical Change that does not materially impair your ability to operate your network within a reasonable period of time, then you may terminate the Service Order, with cause pursuant to Section B.8 of the Requirements;

x. If you do not object to any revisions to the Requirements within 5 business days and maintain the Connection after a revision or amendment goes into effect, you agree to be subject to that revision or amendment; and

xi. If you decide to reject a revision or amendment to the Requirements that is not a Critical Change after good faith discussion with us, the revision or amendment will not be put into effect for you for the remainder of the Term; however, we may terminate this Agreement at the conclusion of the outstanding Service Order(s).

TERREMARK REGISTRATION REQUIREMENTS

A. LICENSEE REQUIREMENTS

You must have your own permanent connection to the Internet.

You must show that you have paths from an IP address within the Autonomous System (AS) that will be presented to us, to four of the Internet "root" name servers (hosts in the domain 'root-servers.net', excluding 'k'). The route prefix including this address must be visible as originating from this AS on any Internet router containing a full set of Internet routes.

B. GENERAL ADMINISTRATIVE REQUIREMENTS

These General Administrative Requirements apply both to Exchange Point Services and Colocation Services:

1. Peering. The peering agreements that you and our Customers may establish between and among each other are binding only on you and those Customers. We will not be party to your peering agreements with our Customers and those agreements will not be binding on us.

2. Customer Communication. Except as provided herein, we will communicate with you and all of our Customers, and our Customers will communicate with you and each other, primarily via email. You must ensure that all contact information that you provided to us in the RFI remains correct and current throughout the term of this Agreement.

3. Customer Contacts. You must identify the people who will serve as your Customer Contacts and provide us contact details so that we, and our Customers, may contact them whenever necessary. The personnel you designate as your Customer Contacts must understand that they are on call twenty-four hours a day, seven days a week.

4. Peering Requests. You must provide an email address to which Customers or potential Customers may send requests for peering. If any of our Customers, or potential new Customer, sends you a peering request to the email address that you provided us for that purpose, you must respond to that peering request within 5 working days.

5. Term. The term of this Agreement (the "Term") will be the period identified on the Service Order, after which it will renew automatically on the same terms and conditions for successive one (1) year periods (the "Renewal Term"), unless either party notifies the other party, in writing, of its intention not to renew ninety (90) days prior to the expiration of the applicable Term.

6. Payment. If you order any of our Services, you agree to pay our then prevailing rates for such Services. You will pay all recurring fees monthly in advance on the first day of each month during the Term. We shall not issue an invoice for the Initial Prepaid Fees, which are due and payable immediately upon the execution of your Service Order; failure to remit the Initial Prepaid Fees will result in a delay in the delivery of Services to you. All other Non-recurring charges are due and payable thirty (30) days after the date of invoice. In addition to any fees, you shall also be responsible for all other invoiced amounts which are undisputed, as reflected on the Service Order. All fees are exclusive of applicable federal, state, local, foreign, sales, use, excise, utility, gross receipts, value added, and other taxes, tax-like fees, and tax-related and other surcharges ("Taxes"), which you must pay. If you provide Terremark with a valid, duly executed tax exemption certificate, Terremark will exempt you in accordance with the law, effective on the date Terremark receives the exemption certificate. If you dispute the application of any Tax, you must give Terremark written notice of the dispute within six (6) months of the date of the invoice. Otherwise, such application of Taxes, as between Terremark and you, will be deemed correct and binding on you. If you are required by law to make any deduction or withholding from any payment due hereunder to Terremark, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by you to Terremark will be increased so that, after any such deduction or withholding for taxes, the net amount received by Terremark will not be less than Terremark would have received had no such deduction or withholding been required. Please make your check payable to "Terremark North America, Inc." and mail it to PO BOX 864416, Orlando, FL 32886-4416. Payments made by wire should be made payable to Acct# 2000042316682, ABA# 063000021, SWIFT: PNBPUS33, Wachovia Bank, N.A., 200 South Biscayne Blvd, Miami, FL 33131. Payments made by ACH should be made to Terremark North America, Inc., Acct# 2000042316682, ABA# 067006432, Wachovia Bank, N.A., 200 South Biscayne Blvd, Miami, FL 33131. If you wish to withhold payment on all or any part of an invoice due to a good faith dispute concerning the invoice, then you will provide us with a written explanation of the dispute prior to the due date for such invoice, and will pay the undisputed portion of the invoice prior to or on the due date. If you pay an invoice in full, then you will have a thirty (30) day period following such payment in which to dispute all or any portion of the invoice. If a disputed invoice is resolved in your favor, then we shall provide you with a credit for the disputed amount in our next invoice to you. We will endeavor in good faith to resolve any disputed amount within sixty (60) calendar days from the date of notice of the dispute.

7. Default. If you fail to timely pay any sum due to us, we may, after five (5) business days written notice to you take any or all of the following actions: i) prohibit your access to the Equipment Space; ii) turn off electricity; iii) restrict vendor access to work on your equipment and iv) terminate this Agreement. In the event either party ("defaulting party") fails to perform or comply with any other material (non-monetary) provision of this Agreement within fifteen (15) days of the other party's ("non-defaulting party's") written notice to the defaulting party of their failure to so perform or comply, the non-defaulting party may terminate this Agreement. If we are the non-defaulting party, we may exercise any and all of the remedies hereunder. If you are the non-defaulting party, you may terminate this Agreement without any further fees due hereunder or liability. Subject to the provisions set forth in Section E of these Requirements, the defaulting party shall in any event remain fully liable for damages as provided by law and/or all costs and expenses incurred by the non-defaulting party on account of such default, including reasonable attorneys' fees. The Licensee's obligation to pay all undisputed fees and charges due for services previously rendered shall survive any termination of this Agreement.

8. Termination of Service Order. A party may terminate any Service Order with cause if, after the applicable period set out in Section B(7) for written notice and failure to cure, the other party is in Default of this Agreement. If you terminate a Service Order without cause, or if we terminate a Service Order due to your Default of this Agreement, before the end of the Term, you agree to pay us a termination liability charge equal to the monthly fees due under that Service Order multiplied by the number of months left before the end of the Term of that Service Order.

9. Relationship of Parties. In performing its duties and obligations under this Agreement, each party is acting as an independent contractor, and personnel executing tasks on behalf of each such party (including, without limitation, subcontractors) shall not be considered as or represented as employees or agents of the other party and does not have the right to enter into a binding agreement on such party's behalf, or on behalf of any of its parent, subsidiary or affiliated companies.

10. Force Majeure. Neither party shall be liable for any failure or delay in performance caused by labor disputes, fire or other casualty, weather or natural disaster, damage to facilities, the conduct of third parties, or any other cause beyond its reasonable control.

11. Assignment. This Agreement shall accrue to the benefit of and be binding upon the parties hereto and any successor or permitted assignee

or transferee. Except as expressly provided, neither party may, or shall have the power to, assign this Agreement or delegate its obligations hereunder without the prior written consent of the other, except that either party may assign its rights and obligations under this Agreement without the approval of the other party: (a) to an entity which acquires all or substantially all of the assets of the assigning party; (b) to any Affiliate, in which event the assignor shall remain liable as a guarantor of the assignee/Affiliate's performance of such party's obligations hereunder; (c) to a successor in a merger or acquisition; or (d) as collateral to any institutional lender.

12. Confidentiality. Pursuant to the terms of our mutual nondisclosure agreement, the term of which both parties agree is hereby extended to be conterminous with the Term of this Agreement and any Renewal Terms, both parties have a duty to maintain the confidentiality of all matters related to our dealings with each other.

13. Referral of Customers. You may not refer your customers or any agent of your customers, directly to our support staff unless you are expressly directed to do so by our support staff.

14. Unlawful Activities. Neither party shall carry out any unlawful activities at or through the Terremark Facility.

15. Choice of Law and Forum. This Agreement shall be construed and enforced under the substantive laws of the state of Florida, without regard to its conflicts of law provisions, under the jurisdiction of the circuit or county courts located in Miami-Dade County, Florida, and we both waive jury trial in connection with any litigation between us in any way related to or arising out of this or any other agreement or any Services provided under this or any other agreement.

16. Notices. Any notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) business day after being transmitted via an express, overnight courier with a reliable system for tracking delivery, delivery costs paid (iii) when sent by confirmed facsimile with a copy delivered by another means specified in this Section, (iv) on the day an authorized employee of the receiving party accepts receipt in writing, when mailed by United the States Postal Service, registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth on the service order, or (v) via email with a copy of such email delivered by another means specified in this Section. A Party may from time to time change its address or designee for Notice purposes by giving the other Party prior written notice of the new address or designee and the date upon which it will become effective.

17. Severability and Modification. In the event that any provision of this Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be modified to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of the Agreement shall remain in full force and effect.

18. Regulatory. If any federal agency or state body of competent jurisdiction determines that any provision of this Agreement violates any applicable rules, policies, or regulations, both Parties shall make reasonable efforts to immediately bring this Agreement into compliance and shall endeavor in those efforts to preserve for both Parties the economic benefits as reflected in this Agreement to the maximum extent possible. Licensor reserves the right to disclose information relating to your Service Order if required to do so by law, regulation, local, state or federal governmental request, or in the good faith belief that such action is necessary to: (a) conform to the edicts of the law or comply with legal process served on Licensor, its parent, or affiliates; (b) protect and defend the rights or property of Licensor, its parent, or affiliates; or (c) act under exigent circumstances to protect the personal safety of users NAP Services or members of the public.

19. Compliance. The Parties agree to adhere to all applicable Export Laws and Regulations of the United States and that, absent any required prior authorization from the Office of Export Licensing, U.S. Department of Commerce, Bureau of Industry and Security ("BIS") or the U.S. Department of State, Directorate of Defense Trade Controls ("DTC"), they will not knowingly export or re-export (as defined in Part 772 of the Export Administration Regulations ("EAR") (15 C.F.R. Parts 730-774) and Part 120 of the International Traffic in Arms Regulations ("ITAR") (22 C.F.R. Parts 120-130)) directly or indirectly, through their affiliates, licensees, or subsidiaries, any of the Information (or any product, process, or service resulting directly there from) they receive under this or any ancillary agreements, to any country named in Country Groups D1, E1, or E2 in Supp.1 to Part 740 of the EAR or any other country hereafter restricted by the U.S. Law or governmental order, including destinations subject to sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control ("OFAC"). Neither Customer, his employees, or businesses under his control (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to, among others, Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) as amended, and Executive Order 13268 of July 3, 2002 (67 Fed. Reg. 44751 (2002)) and Executive Order 13372 of February 16, 2005 (70 Fed. Reg. 8499 (2005)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals or subject to the limitations or prohibitions under any other OFAC regulation or executive order. The Customer, its employees or businesses under Customer's direct control are in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

20. Consents and Approval. Except where expressly provided as being in the sole discretion of a party, where agreement, approval, acceptance, consent, or similar action by either party is required under this Agreement, such action shall not be unreasonably delayed or withheld.

21. Public Disclosures of the Terremark Services Agreement. We agree that you may identify yourself as a Customer of Terremark and you agree that we may include you on our public list of Terremark Customers. Customers on our public list may be disclosed as a customer of Terremark in earnings calls, public announcements and public disclosures. While our public list may be included in certain promotional and marketing materials, any other promotional or marketing use of Licensee name will take place only with the express written consent of Licensee. All other media releases relating to this Agreement or its subject matter, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements, including the obligations of a publicly traded company, beyond the reasonable control of the disclosing party, shall be coordinated with and shall be subject to written approval by each party prior to release.

22. Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a party, or to create any obligations of a party to any such third parties, or to give any right to any party to enforce this Agreement on behalf of a third party.

23. Amendment. Except as set forth in the "Your Responsibilities" section, this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both Parties.

24. Entire Agreement/Counterparts. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter in this Agreement, and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. This Agreement may be executed in several counterparts, all of which, taken together, shall constitute one single agreement.

25. Facsimile Signatures. Facsimile signatures of the Terremark Services Agreement shall constitute and be accepted as original signatures that shall be binding on the party executing the Terremark Services Agreement. A copy of an original executed Terremark Services Agreement shall be provided to the other party no later than five (5) business days from the date the facsimile executed is received by the other party.

C. COLOCATION LICENSE AND ADMINISTRATIVE REQUIREMENTS

In addition to the General Administrative Requirements above, the following colocation License and Administrative Requirements apply when you order colocation services from us:

1. Use of Equipment Space. By accepting your Service Order for colocation services, we grant you an exclusive license (the "License") to use the Equipment Space at the colocation site (the "Premises"), the

actual location of which we will designate prior to installation. We may, at our option, elect to substitute the Equipment Space for other space at the same site designated by us. If we do substitute the Equipment Space, we will notify you prior to such substitution and the substitute space will contain approximately equal area and substantially similar configuration and access to power and other engineering requirements that you need and otherwise will not unreasonably interfere with or interrupt the operation of your telecommunications network. We will bear the reasonable expenses for such a move.

2. Prohibited Uses. You shall not, at any time, use or allow any person to use the Equipment Space, or do or permit anything to be done or kept in or about the Equipment Space, for activities other than those typically associated in the industry with the colocation of telecommunication equipment. You shall not engage in or provide any services either directly or indirectly related to the trading of bandwidth, or that compete with the services that we provide via our peering fabric, or physical or optical cross connect platforms (collectively "competing Service"). You shall not market, solicit, license or sell colocation services in the Equipment Space to any third party that you know is using the Equipment Space to engage in or provide Competing Services. Notwithstanding the foregoing, you may allow your vendors and customers to colocate in the Equipment Space if such colocation is needed to permit the vendor or customer to connect to your network.

3. Floor and Electric Loads. You shall not place a load upon any floor of the Premises that exceeds either the load per square foot that such floor was designed to carry or that is allowed by law. We reserve the right, subject to reasonable industry standards, to prescribe the weight and position of all equipment. You will not exceed peak electrical load of 80 Watts per square foot in your space without our consent. You will not exceed 75% of the rated capacity of any individual circuit. You understand that our cost of power is beyond our control and may increase over time. If the power rates we pay increase by more than 5% above current levels, we reserve the right to increase the Monthly Recurring Power Fee you pay by that same percentage.

4. Equipment Removal. Prior to the expiration of this License, you, at your expense, shall remove from the Equipment Space, all of your property, and you shall repair any damage to the Premises resulting from the installation or removal. You shall not make any changes or alterations to the Equipment Space except as is reasonably necessary to install your Equipment, conduct your business or remove your Equipment, provided you return the Equipment Space to its original condition, subject to usual wear and tear.

5. Access to Equipment Space. Your use of the Equipment Space, installation of equipment, and access to the Premises at all times shall be subject to your adherence to the rules and regulations promulgated from time to time by the Terremark Facility. Nevertheless, you will be permitted to use the Equipment Space and have access through the Premises to the Equipment Space, twenty four (24) hours per day, three hundred sixty five (365) days per year.

6. License Fee. You shall pay to us a monthly recurring fee for use of the Equipment Space and Exchange Point (the "License Fee") in accordance with the Service Order

7. This is not a Lease. This Agreement shall not, under any circumstances, be deemed a lease or a grant to you of an interest in real property. If you do not immediately remove your equipment upon termination of this Agreement after written notice and five (5) days opportunity to cure, you will owe us holdover charges equal to three times the contractual license fee. Notwithstanding the foregoing, or anything to the contrary in this section C.7, the parties hereby stipulate and agree that Sections 713.50, 713.58 and 713.61 of the Florida Statutes apply to all Services contemplated or provided under this Agreement or any successor Agreement, and we shall have all lien holder's rights under those Sections. All sums due to us for services actually rendered, or services or other sums accelerated as a termination liability charge pursuant to section B.8 above, or otherwise, are stipulated and deemed to be sums owed for services performed on all your personal property located within your Equipment Space or otherwise in our possession.

D. TECHNICAL REQUIREMENTS

1. Your equipment must meet our published minimum Terremark Equipment Technical Requirements.

2. You may only connect equipment that you own and operate to our peering LAN. You may not connect equipment to our peering LAN on behalf of third parties.

3. You must only use IP addresses on the interface(s) of your router(s) connected to our peering LAN that we allocate to you.

4. You may only present a single MAC address to any of our individual ports that is allocated to you.

5. You must register in advance all routes to be announced through a peering in the ARIN, RIPE or equivalent routing registry.

6. You must have your own Autonomous System ("AS") number, and register the routing policy for AS in the ARIN, RIPE or equivalent routing registry.

7. Peering between Customers' routers across the Terremark Peering Fabric will be via BGP-4.

8. You shall not generate unnecessary route flap, or advertise unnecessarily specific routes in peering sessions with our Customers across the Terremark Peering Fabric.

9. You may not advertise routes with a next-hop other than that of your own routers without our prior written permission, or that of the advertised party.

10. You may not forward traffic across the Terremark Peering Fabric unless either the traffic follows a route advertised in a peering session at the Terremark Peering Fabric or where you have received prior written permission to do so from the Customer to whom the traffic is forwarded.

11. On all interfaces connected to us, you must disable:

- Proxy ARP, ICMP redirects, CDP, IRDP, Directed broadcasts, IEEE802 Spanning Tree, Interior routing protocol broadcasts, and all other MAC layer broadcasts except ARP; and
- Any duplex, speed, or other link parameter auto-sensing.

12. You shall not announce ("leak") prefixes including some or all of our peering LAN to other networks without our explicit written permission.

13. You must set net masks on all interfaces connected to us to include our entire peering LAN.

14. Any equipment and/or cabling that you install at the Terremark Facility must be clearly labeled as belonging to you.

15. You will not touch equipment and/or cabling owned by us or other Customers and installed at the Terremark Facility, or in the room containing our peering equipment, without both the explicit written permission of both of us and of the Customer who owns the equipment.

16. You will not install 'sniffers' to monitor traffic passing through the Terremark Peering Fabric, except through your own ports.

17. You will not circulate correspondence on confidential Terremark mailing lists to non-customers.

18. Notwithstanding anything to the contrary contained in Section 2 of the Colocation License and Administrative Requirements, you are allowed to run hardwire cable to and from your customers within your Equipment Space. You will not permit or assist your customers to run hardwire cable between themselves in your Equipment Space without our consent. You may not run hardwire cable between your Equipment Space and other Customers outside your Equipment Space without our consent, which we may withhold in our sole discretion or permit under certain conditions, including but not limited to the payment of fees.

19. You should not routinely use the Terremark Peering Fabric for carrying traffic between your own routers.

20. Your use of the Terremark Peering Fabric must at all times conform to the relevant standards as laid out in STD0001 (RFC2600) http://www.ietf.org/rfc/rfc2600.txt and associated Internet STD documents.

E. INSURANCE AND LIABILITY

1. Insurance

(a) Throughout the Term, Licensee will maintain, and will require any of its subcontractors to maintain, the following insurance coverages:

i. Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form

property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $2,000,000 combined single limit for each occurrence and aggregate policy limit.

ii. Automobile Liability Insurance, written on an ISO Business Auto Coverage Form, covering all owned, non-owned and hired vehicles, in an amount not less than $2,000,000 single limit per accident.

iii. Excess Liability Insurance, with respect to Commercial Liability Insurance, Automobile Liability Insurance an Employer's Liability Insurance, with limits of at least $10,000,000 for each occurrence and aggregate policy limit.

iv. Worker's Compensation Insurance as required by Applicable Law and Employer's Liability Insurance with limits of not less than $2,000,000 each accident, $2,000,000 by disease-each employee and $2,000,000 by disease-policy limit.

v. All-Risk Property Insurance in an amount not less than replacement cost of clients property.

(b) All insurance policies will be issued by carriers with A.M. Best solvency ratings of at least A-VII. Terremark North America, Inc. and its Affiliates will be named as an additional insured with respect to all coverages except E.1 (a). iv. and v. above. Licensee's insurance will be primary and non-contributory to any other policies with respect to their operations. The Commercial General Liability insurance will contain the "Amendment of the Pollution Exclusion" endorsement for damage caused by heat, smoke or fumes from a hostile fire.

(c) Terremark will not insure or be responsible for any loss or damage to property of any kind owned or leased by Licensee or by its employees and agents other than losses or damages proximately resulting from Terremark's negligence or willful misconduct. Any Licensee insurance policy covering the Equipment against loss or physical damage will expressly provide that the policy's underwriters waive their rights of subrogation against Terremark and its Affiliates, and their respective directors, officers and employees (the "Providers"), except for such loss or physical damage proximately caused by the sole negligence or willful misconduct of the Providers. .

(d) Certificate(s) evidencing the insurance coverages and other requirements of this Section will be submitted to Terremark upon execution of the Agreement. The certificate(s) will certify that no material alteration, modification or termination of such coverage will be effective without at least thirty (30) days advance written notice to Terremark at: One Biscayne Tower, 2 S. Biscayne Blvd, Suite 2800, Miami, FL, 33131.

2. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT, FAILURE OF ANY REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE. FURTHER, EXCEPT WITH RESPECT TO LIABILITY UNDER SECTION B 12, IN NO EVENT WILL EITHER PARTY OR ITS SUPPLIERS BE LIABLE FOR DAMAGES OR LOSSES THAT EXCEED, IN THE AGGREGATE, THE AMOUNT OF FEES PAID FOR SERVICES THAT GAVE RISE TO SUCH DAMAGES OR LOSSES IN THE 60 DAY PERIOD PRIOR TO THE DATE ON WHICH THE EVENT GIVING RISE TO SUCH DAMAGES OR LOSSES OCCURRED.

3. You will not hold us liable for any loss whatsoever resulting from another Customer's unlawful activities or use that does not conform to the terms of this Agreement and the Requirements.

The parties acknowledge that the mutual obligations set forth in this Agreement are the result of their mutual negotiations, shall constitute good and valuable consideration for purposes of establishing a valid contract, and there shall be no presumption that any one party was the primary drafter of this Agreement. Each party represents that the person executing this Agreement is duly authorized to enter into this Agreement on behalf of the party he or she represents. Any unauthorized additions or modifications to this document that are not initialed by both parties shall be void and unenforceable.

Terremark North America, Inc.		Data Pangea LLC	
Print Name:	Cheryl Mahaffey	Print Name:	Louis Rosen
Signature:	Cheryl Mahaffey	Signature:	[signature]
Title:	SVP Legal Affairs	Title:	Manager
Date:	4/10/2012	Date:	4/8/2012

terremark

Service Order No:
38775-SO-0001
For MSA No:
For Internal Use Only

SERVICE ORDER - EXHIBIT A

Pricing Details

Service Type: Infrastructure Services: Colocation
Service Location: Miami

Non-Recurring Charges (excluding HW/SW)

Description	Qty	Price	Ext Price
IFC MPLS			
Cabling : IFC: Fiber, 6-count - setup	1	$175.00	$175.00
Colocation Space			
Core Managed Services : Expedite Fee	1	$413.00	$413.00
Space : 7' Colocation Cabinet - setup	1	$250.00	$250.00
Power 208V			
Power : 208vAC, SP, 30amp, CPS (A & B) - setup	1	$400.00	$400.00
Totals			$1,238.00

Monthly-Recurring Charges

Description	Qty	Price	Ext Price
Colocation Space			
Space : 7' Colocation Cabinet	1	$800.00	$800.00
Power 208V			
Power : 208vAC, SP, 30amp, CPS (A & B)	1	$1,597.50	$1,597.50
Totals			$2,397.50